For release: Immediate
Contact: James M. DeAngelis
         Melissa C. Berkowitz
         (212) 308-5800

                 Commodore Applied Technologies, Inc. Announces
                      Chemical Weapons Contract in Japan,
                     Army Testing Cutback and Dunnage Tests

NEW YORK - August 30, 2000 - Commodore Applied Technologies, Inc. ("Commodore") (AMEX: CXI, CXI.WS) announced today that its joint venture with Teledyne Technologies, Inc. (NYSE: TDY), Teledyne-Commodore, LLC has entered into an agreement with Kobe Steel Ltd. to use its proprietary technology for the neutralization and destruction of recovered chemical weapons found in the vicinity of Lake Kussharo, Japan. The neutralization and destruction of these 50kg bombs is a project under the direction of the Government of Japan.

The agreement allows Kobe Steel Ltd. to use a Teledyne-Commodore, LLC neutralization process combined with a persulfate oxidation system which constituted a part of Teledyne-Commodore, LLC's demonstration as part of the U.S. Army's ACWA II program at Dugway Proving Grounds, Utah. The use of this system represents its first commercial application for the neutralization and destruction of chemical weapons.

According to Teledyne-Commodore, LLC President, Peter McGrath, "The selection of Teledyne-Commodore's technologies establishes Teledyne-Commodore as being able to provide preferred solutions for the neutralization and destruction of chemical weapons."

In a further statement, Commodore announced that the Army (ACWA II Program manager) has issued a letter calling for Teledyne-Commodore, LLC to discontinue work under its contract with ACWA. The primary reason for this decision was schedule related. The schedule conflict represents approximately a 30-day overrun for the SET(TM) agent system at CAMDS, Utah, which would have tested VX. ACWA has stated its intention to negotiate the continuation of that portion of SET(TM) system demonstration at Dugway, Providing Grounds, Utah. This includes energetics, ammonia jet cutting and washout system.

Teledyne-Commodore, LLC has already completed its tests at Dugway using the Commodore's proprietary SET(TM) process to destroy the residual traces of chemical agent and explosives that might be found in dunnage.

Dunnage is the waste material left after chemical weapons are destroyed. The dunnage includes the metal parts of chemical munitions and rockets remaining after demilitarization operations, carbon filters used to trap air pollutants, plant workers protective clothing, fiberglass from rocket shipping tubes and even the wood from the pallets that are used to ship the chemical munitions. After the chemical munitions demilitarization operations are completed, all material that may have come into contact or may have been contaminated with chemical agents or explosives must be treated to the same destruction removal efficiency standards required of the chemical agent and explosives in the main weapons demilitarization process.


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The SET(TM) process was  demonstrated on five separate common dunnage  materials contaminated with nerve agent simulant; wood, fiberglass, metal parts from munitions shells, carbon from air filters, and protective suits used to protect worker involved in chemical agent destruction operations. Teledyne-Commodore is awaiting the laboratory results of these tests from the Army. Teledyne-Commodore built a special SET(TM) dunnage reactor system especially for these five demonstration tests.

According to Paul Hannesson, President of Commodore Applied Technologies, "These tests are designed to demonstrate the capability of the SET(TM) process to treat dunnage. Commodore has been operating a full scale SET(TM) plant that has been effectively removing and destroying harmful chemical contaminates from soil and similar material for several years. The data gained from these tests combined with our experience in operation full-scale plants will provide a very sound basis for the transition to a full-scale operation."

Teledyne Commodore, LLC (www.teledyne-commodore.com) is a joint venture of Teledyne Brown Engineering, Inc. (www.tbe.com), a technology solutions company headquartered in Huntsville, Ala., and Commodore Applied Technologies, Inc. (AMEX: CXI, CXI.WS).

Teledyne Brown Engineering is a wholly owned subsidiary of Teledyne Technologies, Incorporated (NYSE: TDY), headquartered in Los Angeles, Calif. Teledyne Technologies is a leading provider of sophisticated communications and electronics products, systems engineering solutions, and aerospace products and components. Teledyne Technologies has operations in the U.S., the United Kingdom and Mexico. More information about Teledyne Technologies may be found on the company's Web site at www.teledyne.com.

Commodore Applied Technologies, Inc. - headquartered in New York, NY and traded publicly on the American Stock Exchange - is a technical and financial solutions company currently focused on the high-end environmental markets. Commodore is focused on the treatment and management of high-end hazardous waste from nuclear and chemical sources. Additionally, Commodore will provide negotiated financial solutions for complex, long-tail liabilities in the environmental, product liability, and business interruption markets. Through various subsidiaries, the company provides technical engineering services, proprietary remediation technologies, and negotiated financial solutions to the government and private sectors. For more information please visit our web site at www.commodore.com.

These materials contain forward-looking statements based on a series of projections and estimates regarding economics within the company's markets, the industries in which the company operates, the effects of legislation and regulations, as well as business and competitive outlook.

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